EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-203209 on Form S-3 of our report dated March 26, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of EVINE Live Inc. (formerly ValueVision Media, Inc.) and subsidiaries (the “Company”) and the effectiveness of Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

May 13, 2015